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                              EXHIBIT NUMBER 4(a)2

                      CONTRACT FOR DISPOSAL OF YINCHUAN CSI

Party A: Ningxia Yinchuan Rubber Manufacturing
Party B: China Enterprises Limited

      Since Party A and Party B formed Yinchuan C.S.I. (Greatwall) Rubber Company Limited "(the Joint Venture") on December 18, 1993, the corporation is successful. In order to improve the development of the Joint Venture, Party A and Party B negotiate, on a fair, willing and understanding basis, consent and agree the transfer, pursuant as follows:

1. Party B agrees to sell its entire 51% equity interests, including all capitals, liabilities and intangible assets, in the Joint Venture to Party A for a consideration of Rmb35,000,000.

2. Basically, the Joint Venture will cease its operation on December 31, 2002 after the completion of the transfer. Party A should perform capital and debt restructuring in order to continue the Joint Venture's operation. Party B agrees that Party A continues to use the Joint Venture's name until December 31, 2004.

3. The method for payment of sale proceed: After the sale and purchase agreement become effective, Party A will pay 30% of sale proceed to the bank account of Party B and the remaining 70% of sale proceed will be fully pay before September 30, 2003.

4. There are four copies of agreement: Both parties keep two of them and all of them have the same legal obligations.

5. The effective date of this agreement will be the date that the government approved this signed agreement.


PARTY A:                                    PARTY B:
NINGXIA YINCHUAN RUBBER MANUFACTURING       CHINA ENTERPRISES LIMITED


            /s/ Xie Meng Lin                            /s/ Li Wa Kin
--------------------------------------      ------------------------------------
             XIE MENG LIN                                LI WA KIN
Seal:                                       Seal:
Date: January 8, 2003                       Date: January 8, 2003


[English language translation of original contract which is in Chinese]





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